SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                         (Amendment No.         )

Filed by Registrant   X
Filed by a Party other than the Registrant
Check the appropriate box:
      Preliminary Proxy Statement
      Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e) (2))
  X   Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              EMERSON RADIO CORP.
             (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transactions applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5)     Total Fee Paid

     Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No:

       (3) Date Filed:


                             EMERSON RADIO CORP.
                              Nine Entin Road
                               P.O. Box 430
                     Parsippany, New Jersey 07054-0430

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JANUARY 6, 1998


      As a stockholder of Emerson Radio Corp. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at Columbian Country Club, 2525 Country Club Drive, Carrollton, Texas 75006, on Tuesday, January 6, 1998 at 1:00 p.m. (local time), for the following purposes:

      1.   To elect five directors for a one-year term; and

      2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on November 25, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books of the Company will not be closed.

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE
MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.

                                   By Order of the Board of Directors


                                   ELIZABETH J. CALIANESE,
                                   Vice President-Human Resources
                                   and Secretary

Parsippany, New Jersey
December 3, 1997

                          YOUR VOTE IS IMPORTANT.
                  PLEASE EXECUTE AND RETURN PROMPTLY THE
           ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                          EMERSON RADIO CORP.
                        _____________________

                           PROXY STATEMENT
                        _____________________

               FOR THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD JANUARY 6, 1998
                        _____________________


TO OUR STOCKHOLDERS:

      This Proxy Statement is furnished to stockholders of Emerson Radio Corp. (the "Company" or "Emerson") for use at the Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment or adjournments thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the back side of the proxy card. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on November 25, 1997 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is December 5, 1997.

         VOTING PROCEDURES AND REVOCABILITY OF PROXIES

      The accompanying proxy card is designed to permit each stockholder of record at the close of business on November 25, 1997 to vote in the election of directors. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for the nominees for the Board of Directors. The election of directors will be decided by a plurality vote.

      The holders of a majority of the outstanding shares of common stock, par value $.01 per share (the "Common Stock") entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker nonvote will have no effect on the outcome of the election of directors. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

      When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Geoffrey P. Jurick and John P. Walker. A stockholder desiring to name another person as his or her proxy may do so by crossing out the name of the designated proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

      If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the five nominees for director and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment(s). Valid proxies will be voted at the Annual Meeting and at any adjournment in the manner specified.

      Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.

      The  total issued and outstanding capital stock of the Company as  of
November  25, 1997 consisted of  45,739,099 shares of Common  Stock.   Each
share of Common Stock is entitled to one vote.

                           ELECTION OF DIRECTORS

      Five directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor shall be elected and shall qualify. The election of directors will be decided by a plurality vote. All nominees named below are members of the present Board of Directors of the Company. All nominees have consented to serve if elected. If any nominee becomes unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Management has no reason to believe that any of the nominees named below will be unable to serve.

      Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice to the Secretary of the Company at its corporate offices in Parsippany, New Jersey. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such recommendation must be accompanied by a written statement from the individual giving his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

      The nominees named below were nominated for election to the Board of Directors of the Company by the current Board of Directors. The name, age, business experience and public directorships of each nominee for director are as follows:

GEOFFREY P. JURICK, 56, Chairman of the Board, Chief Executive Officer and President. Mr. Jurick has served as Director since September 1990, President since April 1997, Chief Executive Officer since July 1992, and Chairman since December 1993. Mr. Jurick also previously served as President from July 1993 to October 1994. Since December 1996, Mr. Jurick has served as a Director and Chairman of the Board of Sport Supply Group, Inc. ("SSG"), a company whose securities are traded on the New York Stock Exchange under the symbol "GYM". Mr. Jurick has served as Chief Executive Officer of SSG since January 23, 1997. Mr. Jurick beneficially owns approximately 64.2% of the issued and outstanding common stock of the Company. The Company beneficially owns approximately 36% of the issued and outstanding common stock of SSG. From March 1990 until approximately 1994, Mr. Jurick was President and Director of Fidenas Investment Limited. Since December 1993, Mr. Jurick has served as a Director of Fidenas International Limited, L.L.C. and its predecessor ("FIN") and, since May 1994, as an officer and general manager of FIN. Mr. Jurick has served as a Director, Chairman, and Chief Executive Officer of GSE Multimedia Technologies Corporation ("GSE"), which is traded in the over-the-counter market, since May 1994. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd. ("Elision"). For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies ("Fidenas Group"), whose activities encompass merchant banking, investment banking, investment management, and corporate development. See "Certain Relationships and Related Transactions."

ROBERT H. BROWN, Jr., 44, has been a Director since July 1992. Presently, he is Executive Vice President of Rauscher Pierce Refsnes, Inc. ("Rauscher"), in Dallas, Texas. Since February 1994, Mr. Brown has been Executive Vice President of Capital Markets of Rauscher. From January 1990 until February 1994, Mr. Brown was Senior Vice President and Director of the Corporate Finance Department of Rauscher. Since May 1993, Mr. Brown has served as a Director of Stevens Graphics Corp., which is traded on the American Stock Exchange.

PETER G. BUNGER, 57, has been a Director since July 1992. Presently, he is a consultant with Savarina AG and the Company. Since December 1996, Mr. Bunger has served as a Director of SSG. Since October 1992, Mr. Bunger has served as Director of Savarina AG, engaged in the business of portfolio management monitoring in Zurich, Switzerland, and since 1992, as Director of ISCS, a computer software company. From December 1991 until December 1993, he was Vice Chairman of Montcour Bank and Trust Company Limited, a bank organized in the Bahamas and an affiliate of Fidenas International. From 1981 until 1992, Mr. Bunger was owner and Managing Director of Peter
G. Bunger Investment Consulting, a firm which supervised, controlled, and analyzed investments for individuals. See "Certain Relationships and Related Transactions."

JEROME H. FARNUM, 62, has been a Director since July 1992. Since July 1994, Mr. Farnum has been an independent consultant. From 1979 until 1994, Mr. Farnum served as a senior executive with several of the entities comprising the Fidenas Group, in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations, and financial affairs. See "Certain Relationships and Related Transactions."

RAYMOND L. STEELE, 62, has been a Director since July 1992. Mr. Steele has been retired since September 1993. From August 1990 until September 1993, Mr. Steele served as Executive Vice President of Pacholder Associates, Inc., a company providing investment management and other financial advisory services to institutional clients. Mr. Steele is a member of the Board of Directors of Pharmhouse, Inc., a publicly-traded retail drug chain, Modernfall, Inc., IPL/VSC and the GFTA Advisory Board.

          THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
             EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

      The following table sets forth, as of November 25, 1997, the beneficial ownership of each current director, each nominee for director, each officer named in the Summary Compensation Table, the directors and executive officers as a group and each stockholder known to management of the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise indicated and based upon the Company's review of information as filed with the Securities and Exchange Commission ("SEC"), the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                          Amount and
                                          Nature of
                                          Beneficial
Name and Address of Beneficial Owners     Ownership (1)    Percent of Class

Fidenas International Limited,            29,152,542           63.7%
L.L.C.  (2)
831 Route 10
Suite 38,  #113
Whippany, NJ  07981

Elision International, Inc.                1,600,000            3.5%
275 Wyman Street
Waltham, MA 02154

GSE Multimedia Technologies               12,000,000           26.2%
Corporation
Kostheimer-Landstrasse 36
55246 Mainz - Kostheim
Germany D6502

Geoffrey P. Jurick* (2) (3)               29,752,542           64.2%

Robert H. Brown, Jr.*                         50,000 (4)       **

Peter G. Bunger*                              25,000 (4)       **

Jerome H. Farnum*                             25,000 (4)       **

Raymond L. Steele*                            50,000 (4)       **

John P. Walker                               200,000 (5)       **

Marino Andriani                               25,000 (5)       **

John J. Raab                                  33,333 (5)       **

Eugene I. Davis (6)                           50,100           **

All Directors and Officers                30,170,975           64.5%
   as a Group (10 persons)  (7)

______________________________

(*)    Director (All current directors are nominees for director)
(**)  Less than one percent

(1) Based on 45,739,099 shares of Common Stock outstanding as of November 25, 1997, plus shares of Common Stock under option of any director or executive officer, exercisable within 60 days. Does not include (i) shares of Common Stock issuable upon conversion of 7,299 shares of Series A Preferred Stock, (ii) Common Stock issuable upon conversion of certain warrants issued to the Company's former creditors, (iii) Common Stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days, (iv) Common Stock issuable upon conversion of the Company's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"), or (v) Common Stock issuable upon the exercise of warrants granted to (a) Dresdner Securities (USA) Inc, ("the placement agent") and authorized dealers in connection with the private placement of the Debentures, or (b) First Cambridge Securities Corporation ("First Cambridge"), and/or representatives of First Cambridge it so designates or its beneficiaries.

(2)  Consists  of  15,552,542, 1,600,000 and 12,000,000  shares  of  Common
     Stock held by FIN, Elision, and GSE, respectively. FIN is record holder of an additional 847,458 shares of Common Stock and formerly held such shares as nominee. The nominee relationship has been terminated and FIN and Mr. Jurick disclaim beneficial ownership of such additional shares. Mr. Jurick indirectly owns, through a controlled holding company, approximately 95% of FIN. In addition, Mr. Jurick is the manager of FIN. FIN owns approximately 14.3% of Elision. Mr. Jurick indirectly owns, through certain holding companies and beneficial interests in affiliates, a controlling interest in each of GSE and Elision. In accordance with a Stipulation and Order of Settlement, dated June 11, 1996 (the "Stipulation"), the shares of Common Stock held by Elision and GSE were transferred and registered in the name of FIN. All of the shares owned by FIN, GSE and Elision are subject to certain restrictions. See "Certain Relationships and Related Transactions."

(3) Includes options, exercisable within 60 days, to purchase 600,000 shares of Common Stock.

(4) Comprised of options issued pursuant to the Company's 1994 Non-Employee Director Stock Option Plan. See "Security Ownership of Certain Beneficial Owners and Management--Compensation of Directors."

(5) In July 1994, the Company granted stock options to purchase 200,000 shares of common stock to Mr. Walker exercisable at an exercise price of $1 per share. In November 1995, Mr. Raab was granted stock options to purchase 50,000 shares of common stock at an exercise price of $2.875 per share. In April 1996, Mr. Andriani was granted stock options to purchase 75,000 shares of common stock at an exercise price of $2.563 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

(6) Mr. Davis ceased to be an executive officer of the Company in September 1997 and any stock options to which he may claim entitlement are subject to certain litigation. See "Certain Relationships and Related Transactions."

(7) Includes 1,018,333 shares of Common Stock subject to unexercised stock options which were exercisable within 60 days under the Company's Stock Compensation Program. Does not include options to purchase an aggregate of 86,667 shares of Common Stock not currently exercisable within 60 days.

BOARD OF DIRECTORS AND COMMITTEES

      The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors held nine (9) formal meetings during the fiscal year ended March 31, 1997 ("Fiscal 1997"). During Fiscal 1997, each member of the Board participated in at least 75% of all Board and committee meetings held during the period for which he served as a director and/or committee member.

      During Fiscal 1997, the Board of Directors had an Audit Committee and a Compensation and Personnel Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

     AUDIT COMMITTEE. The Company's Audit Committee is presently comprised of Messrs. Brown (Chairman), Steele and Farnum. The Audit Committee recommends to the Board of Directors the appointment of a firm of certified public accountants to conduct audits of the accounts and affairs of the Company and monitors the performance of such firm, reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. During Fiscal 1997, the Audit Committee met two (2) times and acted by unanimous written consent one (1) time.

      COMPENSATION AND PERSONNEL COMMITTEE. The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown, Steele (Chairman), and Bunger, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During Fiscal 1997, the Compensation Committee met four (4) times. See "Executive Compensation and Other Information-- Report of Compensation and Personnel Committee."

      The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during Fiscal 1997. The functions customarily attributable to a nominating committee were performed by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS

     Directors of the Company who are employees do not receive compensation for serving on the Board. Non-employee Directors are paid $20,000 per annum in quarterly installments. The Chairmen of the Audit Committee and Compensation and Personnel Committee each receive an additional $10,000 per annum. Pursuant to the terms of the Company's 1994 Non-Employee Director Stock Option Plan, each non-employee Director was granted options to purchase 25,000 shares of Common Stock on October 7, 1994. On October 7, 1994, each Chairman was also granted options to purchase an additional 25,000 shares of Common Stock.

OFFICERS

      The following table sets forth certain information regarding the officers of the Company as of the date hereof:


Name                     Age    Position

Geoffrey P. Jurick       56     Chairman of the Board,  Chief  Executive
                                   Officer and President, Director
John P. Walker           34     Executive Vice President, Chief Financial
                                   Officer
Marino Andriani          50     President, Emerson Radio Consumer  Products
                                   Corporation
John J. Raab             61     Senior Vice President - International
Elizabeth J. Calianese   40     Vice President - Human Resources, Secretary
Christina A. Iatrou      35     Assistant Secretary


Geoffrey P. Jurick has served as Director since September 1990, President since April 1997, Chief Executive Officer since July 1992, and Chairman since December 1993. Mr. Jurick served as President from July 1993 to October 1994. See "Election of Directors."

John P. Walker has served as Executive Vice President and Chief Financial Officer since April 1996 and was Senior Vice President from April 1994 until March 1996. Mr. Walker was Vice President-Finance from February 1993 to April 1994 and Assistant Vice President-Finance from June 1991 to January 1993. Since December 1996, Mr. Walker has served as a Director and Chief Financial Officer of SSG. See "Certain Relationships and Related Transactions."

Marino Andriani has served as President of Emerson Radio Consumer Products Corporation since February 1996. From December 1994 until February 1996, Mr. Andriani was President of Appliance Corp. of America, a Welbilt Consumer Products Company. From March 1993 to December 1994, Mr. Andriani was President of Orient Express Marketing. Prior thereto, Mr. Andriani was Executive Vice President-Sales of the Company from September 1990 to March 1993.

John J. Raab has served as Senior Vice President - International since October 1997, Senior Vice President-Operations from October 1995 to October 1997, and was Vice President-Far East Operations from May 1995 until September 1995. Prior thereto, he was President and Chief Operating Officer of Robeson Industries Corp. from March 1990 to March 1995. Robeson Industries Corp. filed for relief under Chapter 11 of the United States Bankruptcy Code and emerged from Bankruptcy and was sold in the end of 1994.

Elizabeth J. Calianese has served as Secretary since January 1996, as Vice President-Human Resources since May 1995 and as Deputy General Counsel since May 1995. From April 1991 to May 1995, Ms. Calianese served as Assistant General Counsel.

Christina A. Iatrou has served as Assistant Secretary since August 1996 and as Assistant General Counsel since May 1995. From October 1987 to May 1995, Ms. Iatrou was a senior associate with the law firm of Crocco & DeMaio, P.C. in New York City.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

      The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers of the Company. The "named executive officers" are the Company's Chief Executive Officer (the "CEO"), regardless of compensation level and the four most highly compensated executive officers, other than the CEO, serving as such on March 31, 1997. Where a named executive officer has served during any part of Fiscal 1997, the disclosures reflect compensation for the full year in each of the periods presented.

SUMMARY COMPENSATION TABLE

       The   following  table  summarizes  for  the  years  indicated   the
compensation awarded to, earned by, or paid to the named executives for services rendered in all capacities to the Company:


                                                              SECUR-
                                                              ITIES    ALL
                                                   OTHER      UNDER-   OTHER
Name and                                           ANNUAL     LYING    COMPEN-
Principal            FISCAL  SALARY                COMPEN-    OPTIONS  SATION
Position(s)          YEAR    (1)         BONUS     SATION(2)  (3)      (4)

GEOFFREY P. JURICK   1997    $443,473    $38,500   $121,646     -      $2,207
CHAIRMAN OF THE      1996     490,000    137,500    102,661     -       1,693
BOARD, CHIEF         1995     378,333    275,000     78,702   600,000     311
EXECUTIVE OFFICER
AND PRESIDENT

EUGENE I. DAVIS      1997     408,333     87,500     89,528     -      17,113
VICE CHAIRMAN (5)    1996     450,000     87,500     90,745     -      12,997
                     1995     360,000    175,000    102,024   600,000   6,986

JOHN P. WALKER       1997     179,166     40,000     18,816     -       7,089
EXECUTIVE VICE       1996     165,000     40,000     24,307     -       4,912
PRESIDENT AND CHIEF  1995     110,000     75,000     20,420   200,000   3,841
FINANCIAL OFFICER

MARINO ANDRIANI      1997     387,100       -         9,808    75,000  11,352
PRESIDENT, EMERSON   1996      51,827       -         1,400      -        -
RADIO CONSUMER       1995        -          -           -        -        -
PRODUCTS CORPORATION
(5)

JOHN J. RAAB         1997     212,100       -         8,638      -     11,237
SENIOR VICE          1996     178,846       -         9,131    50,000   1,882
PRESIDENT-           1995       -           -           -        -        -
INTERNATIONAL
(5)


(1) Includes reimbursement of salary from SSG of $46,527 for Mr. Jurick and $41,667 for Mr. Davis in Fiscal 1997, pursuant to the Management Services Agreement, dated July 1, 1997, to be effective March 7, 1997, between SSG and the Company (the "Management Services Agreement"). See "Certain Relationships and Related Transactions."

(2) Consists of (i) car allowance and auto expenses afforded to the listed Company executive officers, including $32,085, $39,967 and $30,546 paid to Mr. Davis, $13,063, $20,745 and $19,114 paid to Mr.
     Walker, $8,400, $1,400 and $0 paid to Mr. Andriani and $8,400,  $8,400 and  $0 paid to Mr. Raab, respectively, in Fiscal 1997, 1996 and 1995,
     (ii) tax preparation services provided to Mr. Davis in Fiscal 1997, 1996 and 1995, (iii) expenses paid by the Company on behalf of Mr. Davis, covering his club membership, and (iv) relocation and temporary lodging expenses and associated tax gross-ups in the amount of $120,573, $102,661 and $73,394 for Mr. Jurick, $0, $24,493 and $43,002
     for Mr. Davis paid by the Company in Fiscal 1997, 1996, and 1995, respectively. See "Certain Relationships and Related Transactions."

(3) In July 1994, the Company granted stock options to purchase 600,000, 600,000, and 200,000 shares of common stock to each of Messrs. Jurick, Davis, and Walker, respectively, exercisable at an exercise price of $1 per share (except $1.10 in the case of Mr. Jurick). In November 1995, Mr. Raab was granted a stock option to purchase 50,000 shares of common stock at an exercise price of $2.875 per share. In April 1996, Mr. Andriani was granted a stock option to purchase 75,000 shares of common stock at an exercise price of $2.563 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued
     employment with the Company. In November 1996, the Company accelerated Mr. Walker's options to provide for immediate full vesting of such options. Mr. Davis ceased to be an executive officer of the Company in September 1997 and any stock options to which Mr. Davis may claim entitlement is subject to certain litigation. See "Certain Relationships and Related Transactions."

(4) Consists of the Company's contribution to its 401(k) employee savings plan, life insurance and disability insurance.

(5) Mr. Raab became an executive officer of the Company in March 1995. Mr. Andriani became an executive officer of the Company in February 1996. Mr. Davis ceased to be an executive officer of the Company in September 1997 and any stock options to which Mr. Davis may claim entitlement are subject to certain litigation. See "Certain Relationships and Related Transactions."

OPTION GRANTS DURING 1997 FISCAL YEAR

The following table provides information related to options granted to the named executive officers during Fiscal 1997.

                                                       POTENTIAL
                                                       REALIZABLE VALUE
                                                       AT ASSUMED ANNUAL
                                                       RATES OF STOCK
                                                       PRICE APPRECIATION
                                                       FOR OPTION TERM(1)
                INDIVIDUAL GRANTS IN LAST FISCAL YEAR

                                % OF
                                TOTAL
                                OPTIONS/
                    NUMBER      SARs
                    OF          GRANT-
                    SECUR-      ED
                    ITIES-      TO      EXER-
                    UNDER-      EM-     CISE
                    LYING       PLOY-   OR
                    OPTIONS/    EES     BASE    EX-
                    SARs        IN      PRICE   PIRA-
                    GRANTED     FISCAL  ($/SH)  TION
NAME                (#)         YEAR    (2)     DATE     5%($)      10%($)

GEOFFREY P. JURICK  -           -       -       -        -          -
EUGENE I. DAVIS     -           -       -       -        -          -
JOHN P. WALKER      -           -       -       -        -          -
MARINO ANDRIANI     75,000(2)   60%    $2.563   4/8/06   $120,889   $306,357
JOHN J. RAAB        -           -       -       -        -          -
   ______________


(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options.

 (2) The stock options were granted under the 1994 Stock Compensation Program, and are exercisable commencing one year after the grant date in the three equal annual installments, with full vesting occurring on the third anniversary of the date of the grant. The option exercise price may be paid (a) in cash or, if approved by the Board of Directors or an authorized Committee thereof, (b) in shares of Common Stock previously owned by the executive officer, (c) by withholding shares of Common Stock that would otherwise be issued upon exercise, or (d) a combination of the foregoing.

OPTION EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table provides information related to options exercised by the named executive officers during Fiscal 1997 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                       Number
                                       of
                                       Securities            Value of
                       Shares          Underlying            Unexercised
                       Ac-             Unexercised           In-the-Money
                       quir-           Options/              Options/
                       ed      Value   SARs                  SARs
                       on      Real-   at FY-End             at FY-End
                       Exer-   iz-     (#)                   ($)(1)
                       cise    ed      Exercisable/          Exercisable/
Name                   (#)     ($)     Unexercisable         Unexercisable

Geoffrey P. Jurick     ---     ---     400,000/200,000       $     0/$     0
Eugene I. Davis(2)     ---     ---     400,000/200,000       $24,000/$12,000
John P. Walker         ---     ---     200,000/      0       $ 8,000/$ 4,000
Marino Andriani        ---     ---           0/ 75,000       $     0/$     0
John J. Raab           ---     ---      16,667/ 33,333       $     0/$     0


  (1) The closing price for the Company's Common Stock as reported by the American Stock Exchange on March 31, 1997 was $1.06. Value is calculated on the basis of the difference between $1.06 and the option exercise price of "in the money" options, multiplied by the number of shares of Common Stock underlying the option.

  (2) Mr. Davis ceased to be an executive officer of the Company in September, 1997 and any stock options to which Mr. Davis may claim entitlement are subject to certain litigation. See "Certain Relationships and Related Transactions."

CERTAIN EMPLOYMENT CONTRACTS

      On August 13, 1992, Geoffrey P. Jurick, Chairman, Chief Executive Officer and President of the Company, entered into five-year employment agreements ("Jurick Employment Agreements") with the Company and two of its wholly-owned subsidiaries, Emerson Radio (Hong Kong) and Emerson Radio International Ltd. (formerly Emerson Radio (B.V.I.) Ltd.) (hereinafter, collectively the "Companies"), providing for an aggregate annual compensation of $250,000, which was increased to $390,000 in May 1994 and to $490,000 effective April 1, 1995. In addition to his base salary, the Jurick Employment Agreements provide that Mr. Jurick is entitled to an annual bonus upon recommendation by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors. By letter agreement dated April 16, 1997, the terms of the Jurick Employment Agreements were extended until March 31, 2000. However, pursuant to the Settlement Agreement, hereinafter defined, Mr. Jurick's cash compensation from the Company and all subsidiaries and affiliates is limited to a total of $750,000 annually until the Settlement Amount is paid. See "Certain Relationships and
Related Transactions." Pursuant to the Management Services Agreement, SSG reimbursed the Company for $46,527 in salary payments made to Mr. Jurick in Fiscal 1997 for the benefit of SSG. The Management Services Agreement was amended as of October 18, 1997 to provide that SSG will no longer reimburse the Company for any of Mr. Jurick's salary payments, but will pay Mr. Jurick directly. In addition, effective October 18, 1997, Mr. Jurick's employment agreement with the Company (but not the wholly-owned subsidiaries) was amended and Mr. Jurick's annual salary under the Jurick Employment Agreements was reduced by $80,000.

       Subject to certain conditions, each of the Jurick Employment Agreements grants to Mr. Jurick severance benefits, through expiration of the respective terms of each of such agreements, commensurate with Mr. Jurick's base salary, in the event that his employment with the Companies terminates due to permanent disability, without cause or as a result of constructive discharge (as defined therein). In the event that Mr.
Jurick's employment with the Companies terminates due to termination for "cause", because Mr. Jurick unilaterally terminates the agreements or for reasons other than constructive discharge or permanent disability, Mr. Jurick shall only be entitled to base salary earned through the applicable date of termination. Similar provisions are set forth in each of the contracts described below.

      On August 13, 1992, Eugene I. Davis, former Vice Chairman of the Company, entered into a five-year employment agreement ("Davis Employment Agreement") with the Company, providing for an annual compensation of $360,000, which was increased to $450,000 effective April 1, 1995. In addition to his base salary, the Davis Employment Agreement provided that Mr. Davis was entitled to an annual bonus equal to an amount up to 30% of Mr. Davis' base salary, based upon attainment of objectives identified in the Company's five-year business plan adopted by the Board of Directors ("Business Plan"). The Davis Employment Agreement also provided that Mr. Davis was eligible to receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors. Pursuant to the Davis Employment Agreement, the Company granted to Mr. Davis an option to purchase 500,000 shares of Common Stock. Such option was canceled pursuant to the Plan of Reorganization; however, the Company subsequently granted Mr. Davis options to purchase 600,000 shares of Common Stock. The Company also agreed to pay for and maintain legal malpractice insurance covering Mr. Davis for occurrences and actions taken by him at any time prior to or during the term of such agreement on behalf of the Company or its employees. The Company also agreed to pay all sums, which may be deductible amounts, not otherwise paid by such insurer.

       By letter agreement dated April 16, 1997 ("Davis Extension Agreement"), the Davis Employment Agreement was amended as follows: 1.) the term of the Davis Employment Agreement was extended to March 31, 2000; 2.) Mr. Davis was obligated to devote approximately 60% of his business time to serve on behalf of the Company, its subsidiaries and affiliates, including SSG; 3.) Mr. Davis was to serve as Vice Chairman of the Company, would no longer serve as President of the Company and was to serve in such other duties and capacities for the Company, its subsidiaries and affiliates (including SSG) as was to be directed by the Company's Board of Directors, Chairman or Chief Executive Officer; and, 4.) Mr. Davis was to receive his current salary from the Company, subject to adjustment as provided in the Davis Employment Agreement, and the Company was to credit against such salary obligation any amount Mr. Davis received as consulting fees from SSG. The Davis Extension Agreement also provided that during the 40% of Mr. Davis' business time not devoted to the Company or SSG, Mr. Davis would be developing other business opportunities with respect to which the Company had a right of first refusal. The Davis Extension Agreement also provided that Mr. Davis would resign upon the request of the Company's Board of Directors or Chairman, but any such resignation would not affect Mr. Davis' continued employment or rights under the Davis Employment Agreement, as amended. The Davis Employment Agreement also included certain termination provisions. On September 24, 1997, Mr. Davis was requested to resign as a member of the Board of Directors and the Davis Employment Agreement was terminated on September 25, 1997. See "Certain Relationships and Related Transactions."

      As of April 1, 1994, John P. Walker, Executive Vice President and Chief Financial Officer, entered into a three-year employment agreement with the Company providing for an annual compensation of $110,000, which was increased to $165,000 effective April 1, 1995 and to $210,000 effective April 1, 1996 ("Walker Employment Agreement"). In addition to his base salary, the Walker Employment Agreement provides that Mr. Walker is entitled to an annual bonus equal to an amount up to 30% of Mr. Walker's base salary, upon attainment of objectives identified by the Executive Committee and that Mr. Walker may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel
Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

      By Amendment No. 1 to Employment Agreement, dated April 16, 1997 ("Walker Amendment Agreement"), the Walker Employment Agreement was amended as follows: 1.) the term of the Walker Employment Agreement was extended to April 1, 2000, with provisions for any negotiation of further extensions thereof; 2.) Mr. Walker shall continue to serve as Executive Vice President and Chief Financial Officer of the Company and shall also serve in such other positions with the Company, its subsidiaries or affiliates (including
SSG) as may be directed by the Company's Board of Directors, Chairman, President or Chief Executive Officer and that the Company understands that Mr. Walker shall devote approximately 30% of his business time to the Company with the balance of his business time devoted to the business of SSG; 3.) Mr. Walker shall relocate to Dallas, Texas and the Company shall reimburse Mr. Walker for his normal and reasonable traveling expenses to the Company's offices in order to perform his business obligations to the Company; 4.) effective December 11, 1996, Mr. Walker's annual salary was reduced to $100,000 and Mr. Walker waived any right to a bonus for Fiscal 1997 to which he would have been entitled under the Walker Employment Agreement; 5.) Mr. Walker is entitled to life insurance as provided immediately prior to the effective date of the Walker Amendment Agreement which shall be in accordance with the Company's policies afforded to senior executives; and, 6.) in the event Mr. Walker's employment was terminated due to Permanent Disability, a Without Cause Termination or a Constructive Discharge, as defined therein, the Walker Amendment Agreement provides for severance benefits. In the event Mr. Walker's employment is terminated due to a Termination for Cause or Mr. Walker unilaterally severs the relationship, Mr. Walker shall only be entitled to base salary earned through the date of termination and vested qualified stock options will remain vested.

      If Messrs. Jurick and Walker were to be terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after March 31, 1997 to each such individual, based on the terms of their respective contracts, would be $1,290,000 and $300,000, respectively. However, the estimated amounts to be paid to Mr. Jurick is subject to certain limitations under the Settlement Agreement.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

      The provisions of the employment agreements may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder may consider to be in the stockholder's best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown, Steele, and Bunger, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board.

      Geoffrey P. Jurick serves as Chairman of the Board, Chief Executive Officer and President of the Company and SSG. John P. Walker serves as Executive Vice President and Chief Financial Officer of the Company and SSG. Mr. Walker is also a director of SSG. Mr. Davis was an executive officer and director of Emerson and is a director of SSG. Mr. Bunger, who is a director of the Company and SSG, serves on the Compensation Committees of the Company and SSG and also serves as a consultant to the Company. The following executive officers, who were also members of the Board of Directors during Fiscal 1997, participated in deliberations concerning executive officer compensation: Geoffrey P. Jurick and Eugene I. Davis. Eugene I. Davis is no longer an officer or director of the Company. See "Certain Relationships and Related Transactions."

REPORT OF COMPENSATION AND PERSONNEL COMMITTEE

      The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee"), which contained two independent non-employee Directors, oversees the Company's executive compensation strategy. The strategy is implemented through policies designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Compensation Committee reviews, on an ongoing basis, all aspects of executive compensation.

      The Compensation Committee's executive compensation policies support the following objectives:

      - The reinforcement of management's concern for enhancing stockholder value.

      -  The attraction and retention of qualified executives.

      - The provision of competitive compensation opportunities for exceptional performance.

The basic elements of the Company's executive compensation strategy are:

           BASE  SALARY.  Base salaries for the executive managers  of  the
     Company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews each executive's base salary on an annual basis. In determining salary adjustments, the Compensation Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's position, experience, skills, potential for advancement, responsibility, and current salary in relation to the expected level of pay for the position. The Compensation Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The Committee decided upon, after reviewing each officer's duties and performance level for the previous years and considering the Chief Executive Officer's recommendations, three (3) year contract extensions for Messrs. Jurick, Davis and Walker, agreeing to extend the terms of their respective agreements with the Company throughout March 31, 2000. Mr. Davis' employment was terminated on September 25, 1997. See "Certain Relationships and Related Transactions."

           ANNUAL INCENTIVE COMPENSATION. At the beginning of each year, the Board of Directors establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base.

            LONG-TERM  INCENTIVE  COMPENSATION.   The  Company's  long-term
     incentive compensation for management and employees consists of the 1994 Stock Compensation Program.

      The Compensation Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock.

      The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in the Company's stock. The Compensation Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      Mr. Geoffrey P. Jurick is the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Compensation Committee considered the Company's results in all aspects of its business in its review of Mr. Jurick's performance during Fiscal 1997.

POLICY ON QUALIFYING COMPENSATION

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for tax years beginning on or after January 1, 1994, provides that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not, among other requirements, "performance based," as defined in Section 162(m). None of the named individuals received compensation in excess of $1 million during Fiscal 1997, 1996 or 1995. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

          COMPENSATION AND PERSONNEL COMMITTEE

                    Raymond L. Steele, Chairman
                    Robert H. Brown, Jr.
                    Peter G. Bunger

     The foregoing report of the Compensation and Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.

                   COMPARISON OF CUMULATIVE TOTAL RETURN

PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholders' return on the Company's Common Stock for the period December 22, 1994 (the date on which the Company's Common Stock began trading on the American Stock Exchange) to March 31, 1997, with the cumulative total return over the same period of the American Stock Exchange and a peer group of companies selected by the Company for purposes of comparison, which includes Cobra Electronics Corp., Matushita Electric Industrial Co. Ltd., Philips Electronics N.V., Sony Corp., and Zenith Electronics Corp. The peer group assumes the investment of $100 in the Company's Common Stock, on December 22, 1994 and reinvestment of all dividends, if any. The information in the graph was provided by Media General
Financial Services ("MGFS"). The comparison of the returns are as follows:



                   COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF EMERSON RADIO CORP., PEER GROUP INDEX
                          AND BROAD MARKET INDEX
                        12/22/94     3/31/95    3/31/96    3/31/97

EMERSON RADIO CORP.     100.00       135.14     110.81      45.95

PEER GROUP              100.00        98.04     109.44     116.55

BROAD MARKET            100.00       106.85     131.38     132.63


THE BROAD MARKET INDEX CHOSEN WAS:
     AMERICAN STOCK EXCHANGE

THE PEER GROUP INDEX CHOSEN WAS:
     CUSTOMER SELECTED STOCK LIST

THE PEER GROUP IS MADE UP OF THE FOLLOWING SECURITIES:
     COBRA ELECTRONICS CORP.
     MATSUSHITA ELEC IND CO
     PHILIPS ELECTRONICS NV
     SONY CORP.
     ZENITH ELECTRONICS CORP.

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPORT SUPPLY GROUP, INC.

      On August 1, 1996, the Company and Emerson Radio HK, filed a Schedule 13D with the SEC. Pursuant to the Schedule 13D, Emerson HK reported that it acquired 669,500 shares of SSG's Common Stock (the "Initial Shares").

      On December 10, 1996, the Company acquired directly from SSG (i) an additional 1,600,000 shares of newly-issued SSG Common Stock (the "New Shares') for an aggregate consideration of $11,500,000, or approximately $7.19 per share, and (ii) 5-year warrants to acquire an additional
1,000,000 shares of SSG Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments (the "Emerson Warrants") for an aggregate consideration of $500,000. In addition, the Company agreed to arrange for foreign trade credit financing of $2 million for the benefit of SSG to supplement SSG's existing credit facilities.

      Prior to the exercise of any of the Emerson Warrants, the Company and Emerson HK own approximately 28% of the issued and outstanding shares of SSG Common Stock. If all of the Emerson Warrants are exercised by the Company, the Company will own approximately 36% of the issued and outstanding shares of SSG Common Stock.

      Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement"), SSG granted to the Company and Emerson HK certain demand and incidental registration rights with respect to the resale of the shares of SSG Common Stock they own, as well as on the exercise and resale of the shares of SSG Common Stock the Company may acquire under the Warrant Agreement governing the Emerson Warrants.

      The  total consideration paid by the Company pursuant to the  Emerson
Agreement was $12 million, of which $11,500,000 was attributable to the 1,600,000 New Shares and $500,000 was attributable to the Emerson Warrants. The $12,000,000 purchase price was borrowed by the Company from Congress Financial Corporation ("Congress"), the Company's United States senior secured lender, under the terms of the Company's existing credit facility and in accordance with the terms of the consent obtained from Congress. Pursuant to a Pledge and Security Agreement, the Company has pledged to Congress the New Shares and the Emerson Warrants together with all proceeds thereof and all dividends and other income and distributions thereon or with respect thereto and all rights of the Company to have the New Shares (and any shares of SSG Common Stock acquired through the exercise of the Emerson Warrants as permitted by Congress) registered under the Registration Rights Agreement.

      In addition, for a period of at least 2 years after the closing, neither SSG nor any of its subsidiaries are permitted to enter into or be a party to any agreement or transaction with any Affiliate (as such term is defined in the Exchange Act) of SSG or the Company, except (i) in the ordinary course of SSG's or its subsidiaries' business and on terms no less favorable to SSG or its subsidiaries than would be obtained in a comparable arms' length transaction with a person not an Affiliate of SSG or the Company or (ii) unless approved by a majority of SSG's directors who do not have a direct or indirect material financial interest in the agreement or transaction and which includes a majority of directors who are not officers or employees of SSG or the Company or directors of the Company.

      Pursuant to the Emerson Agreement, SSG also caused a majority of the members of its Board of Directors to consist of the Company's designees. SSG's Board of Directors now includes the following people that are associated with the Company: Geoffrey P. Jurick, who beneficially owns approximately 64.2% of the Company's issued and outstanding common stock and is the Company's Chairman, Chief Executive Officer and President; John P. Walker, the Company's Executive Vice President and Chief Financial Officer; and Peter G. Bunger, a consultant serving both the Company and Savarina AG. Mr. Jurick is currently the Chairman of the Board and Chief Executive Officer of SSG. Mr. Walker is currently the Executive Vice President and Chief Financial Officer of SSG. Mr. Bunger is a director of both companies and serves on the Compensation Committee of each company. Each of Mr. Jurick and Mr. Walker have employment agreements with the Company and SSG and split their time between the two companies.

MANAGEMENT SERVICES AGREEMENT

      During Fiscal 1997, SSG and the Company entered into a Management Services Agreement in an effort to utilize SSG's excess capacity and to enable the Company to reduce certain costs. The Management Services Agreement implements a program whereby SSG performs certain services for the Company in exchange for a fee. The services include payroll, banking, computer/management information systems, payables processing, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. During Fiscal 1997, SSG also reimbursed the Company for the sharing of certain employees. The Management Services Agreement may be terminated by either party upon sixty (60) days prior notice. Termination of the Management Services Agreement could have a material adverse effect on the Company and its results of operations. The Company was billed $3,200 for services provided with respect to the above mentioned agreement during Fiscal 1997. In addition, the Company billed SSG approximately $47,000 towards Mr. Jurick's salary during Fiscal 1997. The Company owed SSG approximately $0 for the services as of March 31, 1997 and the Company was owed approximately $2,703 from SSG as of March 31, 1997.

STIPULATION OF SETTLEMENT ORDER

      On September 29, 1993, the Company and five of its United States subsidiaries filed voluntary petitions for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code. On March 31, 1994, the United States Bankruptcy Court for the District of New Jersey entered an order confirming the Fourth Amended Joint Plan of Reorganization which became effective on that date.

      Pursuant to the Company's bankruptcy restructuring plan, 30 million shares of the Company's common stock were issued to GSE, FIN and Elision (the "Affiliated Entities). The Affiliated Entities are all affiliates of Geoffrey P. Jurick. Mr. Jurick is the Chairman of the Board, Chief Executive Officer and President of the Company, and a beneficial owner of approximately 64.2% of the issued and outstanding shares of the Company's common stock.

      Subsequent to confirmation of the Plan of Reorganization, litigation arose among the principal shareholders of Fidenas Investment Limited ("FIL"), the Company's largest shareholder prior to confirmation of the
Plan of Reorganization, with respect to various business relations and transactions entered into among the shareholders, certain affiliates and their principals, including Mr. Jurick and Petra and Donald Stelling. Mr. Stelling was the former Chairman of the Company.

       Based on certain charges raised by the Stellings, the Swiss authorities commenced investigations and have questioned Messrs. Jurick, Bunger and Farnum, directors of the Company. In connection with the settlement discussed below, letters were sent to the Swiss authorities requesting the discontinuance of the criminal investigations of these individuals. While the investigations are still pending, none of Messrs. Jurick, Bunger or Farnum has been indicted by the Swiss Court. The Federal Banking Commission of Switzerland has issued a decree purporting to determine that certain entities affiliated with Messrs. Jurick and Farnum are subject to Swiss banking laws and have engaged in banking activities without a license.

      On June 11, 1996, a Stipulation of Settlement and Order (the "Settlement Agreement") was executed, which settles various legal proceedings in Switzerland, the Bahamas and the United States. The Settlement Agreement provides for, among other things, the payment by Mr. Jurick and his Affiliated Entities of $49.5 million (the "Aggregate Amount") to various claimants of Mr. Jurick and the Affiliated Entities (the "Creditors"), to be paid from the proceeds of the sale of certain of the 29,152,542 shares of the Company's common stock (the "Settlement Shares") owned by the Affiliated Entities. In addition, Mr. Jurick is to be paid the sum of $3.5 million from the sale of the Settlement Shares. Such payments are contemplated to be made solely from the proceeds of the sale of the Settlement Shares. The Settlement Agreement also requires the Company to advance certain expenses and fees including certain expenses of the Advisor and Settlement Agent, hereinafter defined, (currently $160,000) in each instance to be reimbursed from the proceeds of the first sale of the Settlement Shares. The maximum amount to be paid by the Company for the initial advance for such reasonable fees and expenses is $250,000 ("initial advance") which amount is to be reimbursed from the proceeds of the first sale of Settlement Shares and which is to be paid prior to any payment of the Aggregate Amount as set forth in the Settlement Agreement. After full reimbursement to the Company of the initial advance, from time to time the Company shall pay, on a revolving basis, additional reasonable expenses, not to exceed $75,000 at any one time, incurred by the Settlement Agent (including those incurred in its capacity as Collateral Agent) and the Advisor. The Company shall be reimbursed for such further advances from the proceeds of the first sale of Settlement Shares following an advance of any portion of the $75,000. Additionally, to the extent not reimbursed from the sales of Settlement Shares as set forth herein, the Company shall be reimbursed for the expense incurred in connection with the registration of Settlement Shares from the first proceeds of sales of such Settlement Shares.

      All of the Settlement Shares have been deposited with and remain in the custody of the United States District Court in Newark, New Jersey (the "Court") and have been divided into two pools. The Pool A Shares currently consist of 15,286,172 shares of the Company's common stock. The Pool B Shares currently consist of the number of the Company shares with respect to which Mr. Jurick must retain beneficial ownership of voting power to avoid an event of default arising out of a change of control of the Company pursuant to the terms of the Company's Loan and Security Agreement with Congress and/or the Indenture governing the Company's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"). The Settlement Shares are to be sold over an indeterminate period of time by a financial advisor, initially TM Capital (the "Advisor"). The Advisor is continuing to formulate and refine a marketing plan taking into consideration (i) the interests of the Company's minority stockholders, and
(ii) the goal of generating sufficient proceeds to pay the Creditors and Mr. Jurick as quickly as possible.

      All of the Settlement Shares secure payment of the $49.5 million owed to the Creditors on a first priority basis. No assurance can be given that sufficient proceeds will be realized from the sale of such shares to satisfy in full the Creditors. Any Creditor may apply to the Court for an order to terminate the Settlement Agreement if certain events occur. Such events include, without limitation, delisting of the Settlement Shares from a national securities exchange or a determination that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be achieved. On November 26, 1997, Petra Stelling and Barclays Bank filed a motion with the Court for an order terminating the Settlement Agreement on the ground that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be accomplished, and granting the Creditors authorization to exercise all the rights and remedies provided by the Settlement and Pledge Agreements in the event of termination including authorizing the Collateral Agent to sell the Emerson Shares to fund payment of the Settlement Amount and to vote the Emerson
Shares pending such sale, directing the entry and release of the Consent Judgments, authorizing Petra Stelling to enforce the Swiss Judgment and for such other relief as the Court deems appropriate. The Company and Mr. Jurick have approximately 30 days within which to respond and a Court hearing on the motion will be held thereafter.

     If the Court enters an order terminating the Settlement Agreement, the Creditors may take any action permitted by law to execute the Consent
Judgments given to them in connection with the Settlement Agreement to collect the unpaid balance (including, without limitation, foreclosing on the Settlement Shares). If the Creditors foreclose on the Settlement Shares and such foreclosure results in a change of control (as defined in the Indenture governing the Debentures) of the Company, such foreclosure will be deemed an event of default under the Company's Senior Secured Credit Facility and under the Indenture pursuant to which the Debentures were issued. Such default entitles the debtholders, under certain circumstances, to accelerate payment of all such indebtedness. Any such acceleration would have a material adverse effect on the Company.

EUGENE I. DAVIS

      In connection with the execution of the Davis Employment Agreement with the Company, Eugene I. Davis, the Company's former Vice Chairman, agreed to relocate his residence to the general locality of the Company's principal executive offices. See "Executive Compensation and Other Information--Certain Employment Contracts." To assist in such relocation, in the fiscal year ended March 31, 1993, the Company provided to Mr. Davis an interest-free bridge loan of $120,000. Although the maturity date of Mr. Davis' loan was extended to be due in the fiscal year ending March 31, 1998, the Company's position is that the termination of Mr. Davis' employment accelerates the loan to be immediately due and payable . The timing of payment of the bridge loan is subject to certain litigation as described below.

      A family member of Mr. Davis was a member of the law firm of Wolff & Samson, P.A. and such law firm served as the Company's regular outside counsel during Fiscal 1997. The Company was billed approximately $842,000 for legal services during Fiscal 1997 by such law firm.

      On September 24, 1997, pursuant to the terms of his Employment Agreement, as amended, Mr. Davis was requested to resign as a director. On September 25, 1997 the Company terminated Mr. Davis' employment. The circumstances surrounding such termination of employment are the subject of two proceedings filed in the Superior Court of the State of New Jersey ("Superior Court"). The Company filed an action in the Chancery Division of the Superior Court against Mr. Davis on October 2, 1997, seeking injunctive and other relief arising from claims of breach of contract, breach of good faith and fair dealing and breach of fiduciary duty. On or about October 1, 1997, Mr. Davis filed an action against the Company, its affiliate SSG and various unnamed "Johns Doe" in the Law Division of the Superior Court seeking damages against the Company, its affiliates and the unnamed "Johns Doe", jointly and severally, alleging breach of contract, tortious interference with contractual relationships and compelled defamation. The Company has filed and served an answer to Mr. Davis' claims and has counterclaimed for injunctive and declaratory relief, and money damages, arising from Mr. Davis' breaches of contract, fiduciary duty, conversion, tortious interference with contract and unjust enrichment. While the outcome of these actions are not certain at this time, the Company believes it has meritorious defenses against the claims made by Mr. Davis. In any event, the Company believes the results of the litigation should not have a material adverse effect on the financial condition of the Company or on its results of operations.

PETER G. BUNGER

      In November 1996, Peter G. Bunger, a Director of the Company, was retained as a consultant, and is being paid on a per diem basis, at the approximate rate of $10,000 for each month when he is present in Hong Kong and providing services to the Company. Mr. Bunger received compensation and reimbursement of expenses aggregating $49,000 in Fiscal 1997.

FUTURE AFFILIATED TRANSACTIONS AND LOANS

       The Company has adopted a policy that all future affiliated transactions and loans will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                           REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Officers, directors and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended March 31, 1997, its officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the Company's equity securities.

                           STOCKHOLDER PROPOSALS

      A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by July 31, 1998 will be included in the Company's proxy statement and form of proxy for that meeting.

                PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock. The Company has retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the solicitation will be approximately $20,000 plus out-of-pocket expenses.

                 INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                         OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                           FINANCIAL STATEMENTS

     THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997 (EXCLUSIVE OF EXHIBITS), WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS (ATTENTION: ELIZABETH J.
CALIANESE, VICE PRESIDENT-HUMAN RESOURCES AND SECRETARY), EMERSON RADIO CORP., NINE ENTIN ROAD, PARSIPPANY, NEW JERSEY 07054.



                              By Order of the Board of Directors,



                              ELIZABETH J. CALIANESE
                              Vice President-Human Resources
                              and Secretary
December 3, 1997

                             PROXY CARD

                          EMERSON RADIO CORP.

              Board of Directors Proxy for the Annual Meeting of Stockholders at 1:00 p.m. (local time), Tuesday, January 6, 1998
                          Columbian Country Club
                          2525 Country Club Drive
                          Carrollton, Texas 75005

      The undersigned stockholder of Emerson Radio Corp. (the "Company") hereby appoints Geoffrey P. Jurick and John P. Walker, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above stated Annual Meeting and at any adjournment(s) thereof:

                       (Continued from reverse side)

----------------------------------------------------------------------------


                      Please date, sign and mail your
                   proxy card back as soon as possible!

                      Annual Meeting of Stockholders
                            EMERSON RADIO CORP.

                              JANUARY 6, 1998


              Please Detach and Mail in the Envelope Provided

      X
Please mark your
votes as in this
example.

               FOR all nominees listed            WITHHOLD AUTHORITY
               at right (except as provided       to vote for all nominees
               to the contrary below)             at right


1. To elect five                         Nominees:
   directors for                               Geoffrey P. Jurick
   a one-year term                             Robert H. Brown, Jr.
                                               Peter G. Bunger
                                               Raymond L. Steele
                                               Jerome H. Farnum

INSTRUCTIONS:   To  withhold authority to vote for any individual  nominee, write that nominee's name in the space provided below:

_________________________________________________________

2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON, IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company's 1997 Annual Report and Notice of Meeting and Proxy Statement, dated December 3, 1997, is hereby acknowledged.

PLEASE  MARK,  SIGN,  DATE  AND RETURN THE PROXY CARD  USING  THE  ENCLOSED
ENVELOPE.

PLEASE SIGN, DATE AND MAIL TODAY


SIGNATURE___________________________DATE_____________________________

SIGNATURE___________________________DATE_____________________________
              (IF HELD JOINTLY)

Note: (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)